Appleton Reports Fourth Quarter and 2007 Results

(Appleton, Wis., March 10, 2008) Appleton’s net sales from continuing operations for the fourth quarter ended December 29, 2007, increased 2.1 percent to $240.9 million compared to net sales from continuing operations of $236.0 million for the same quarter of 2006. Appleton reported a net loss from continuing operations of $3.1 million for fourth quarter 2007 compared to a net loss from continuing operations of $0.6 million for the same quarter of 2006.

Appleton’s net sales from continuing operations for 2007 were $963.2 million, a 1.1 percent decrease from 2006. Appleton reported 2007 net income from continuing operations of $4.2 million. This compares to $10.8 million of net income from continuing operations during 2006. The Company reported a net loss of $6.3 million for 2007, largely as a result of losses incurred by Bemrose Group Limited (“Bemrose”), a subsidiary based in the U.K. Net income of $11.3 million was reported for 2006.

Late in 2007, Appleton committed to a formal plan to sell Bemrose, its secure and specialized print services business based in Derby, England. Bemrose is a leading U.K. provider of mission critical security and specialized print services. At the time of its acquisition in December 2003, Bemrose was expected to provide Appleton with a new product entry in the U.K. security print market, with opportunities to expand into the U.S. market. After conducting a strategic review in the fourth quarter of 2007, Appleton has decided to focus its attention on core businesses and expand its leadership positions in those markets. The operating results of this business for the years ended December 29, 2007, and December 30, 2006, have been reclassified and are now reported separately as discontinued operations. A loss from discontinued operations of $10.5 million was recorded for 2007. This loss consists of operating losses of $1.5 million, the establishment of a tax valuation allowance resulting in a net tax provision of $1.0 million, a $7.0 million impairment of goodwill and a $1.0 million impairment of intangible assets. During 2006, this discontinued operation recorded income of $0.5 million.

Fourth Quarter and 2007 Business Unit Results (dollars in thousands):

	Net Sales for the		Net Sales for the
	Three Months Ended		Year Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006

Technical Papers	$212,920	$208,572	$861,399	$861,849
Performance Packaging	27,963	27,383	101,841	111,806
	$240,883	$235,955	$963,240	$973,655

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com

Appleton Reports Fourth Quarter and 2007 Results March 10, 2008	page 2

	Operating Income for the		Operating Income for the
	Three Months Ended		Year Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006

Technical Papers	$11,623	$12,219	$62,784	$65,869
Performance Packaging	2,128	2,970	6,225	9,798
Other (Unallocated)	(5,414)	(3,585)	(18,227)	(16,447)
	$8,337	$11,604	$50,782	$59,220

Technical Papers
Technical Papers fourth quarter net sales of $212.9 million were $4.3 million, or 2.1 percent, higher than fourth quarter 2006. Coated solutions net sales increased $4.8 million, or 3.6 percent, compared to fourth quarter 2006, primarily due to an increase in carbonless paper net sales. Carbonless paper net sales increased 2.9 percent, compared to fourth quarter 2007 because of improved pricing and volumes. Fourth quarter 2007 carbonless shipment volumes were 2.4 percent higher than fourth quarter 2006. Net sales of thermal papers decreased $1.5 million, or 2.4 percent, compared to fourth quarter 2006. Fourth quarter 2007 shipment volumes were 4.7 percent lower than the same quarter in 2006. Due to a quarter on quarter increase in shipment volumes of 4.0 percent, net sales of security papers were $1.0 million, or 12.5%, higher than fourth quarter 2006.

Technical Papers fourth quarter operating income decreased $0.6 million, or 4.9 percent, to $11.6 million. Fourth quarter 2007 gross margin was $0.4 million less than fourth quarter 2006 due to continued pricing pressures in lightweight thermal papers and higher raw material costs which offset somewhat higher volumes, improved pricing in other grades and manufacturing gains.

During 2007, technical papers net sales decreased $0.4 million to $861.4 million, compared to $861.8 million of net sales in 2006. Year on year, 2007 coated solutions net sales decreased $0.3 million or 0.1 percent. Thermal papers net sales were $3.0 million lower, or 1.1 percent, than 2006 thermal papers net sales. 2007 net sales of security papers increased $2.9 million, or 9.8 percent, over that of 2006.

During 2007, technical papers operating income decreased $3.1 million, or 4.7 percent, to $62.8 million. Lower shipment volumes, higher raw material costs, competitive pricing for thermal products and higher costs from a planned biannual mill maintenance outage were offset by improved pricing for carbonless and security products, manufacturing gains and lower selling, general and administrative expenses.

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com

Appleton Reports Fourth Quarter and 2007 Results March 10, 2008	page 3

As discussed in the prior quarter’s earnings release, in September 2007, Appleton filed petitions with the U.S. Department of Commerce and the U.S. International Trade Commission (“ITC”) alleging that lightweight thermal paper products imported from China, Germany and Korea are being wrongfully dumped in the United States. Appleton also alleges that the Chinese government is wrongfully subsidizing the Chinese lightweight thermal paper industry. Appleton is asking the Department of Commerce and the ITC to impose offsetting duties on lightweight thermal paper products imported from those countries. The ITC ruled on November 16, 2007, that there is a reasonable indication that the U.S. industry producing lightweight thermal paper products is being materially injured or threatened with material injury due to unfairly traded imports from China and Germany. The ITC further ruled that imports from Korea are negligible because they represent less than three percent of imports into the United States. As a result of this ruling, the U.S. Department of Commerce is investigating Appleton’s allegations relating to China and Germany.

On March 10, 2008, the U.S. Department of Commerce announced its preliminary decision to apply the U.S. anti-subsidy law to imports of lightweight thermal paper from China. The decision determined that certain Chinese producers and exporters of lightweight thermal paper received countervailable subsidies ranging from 0.57 percent to 59.5 percent. The Commerce Department is scheduled to make its preliminary determination on dumping from China and Germany on or about May 6, 2008. Any duties imposed in the dumping case on China would be in addition to the duties imposed in the countervailing duty case.

Performance Packaging
Performance Packaging fourth quarter 2007 net sales were $0.6 million, or 2.1 percent, higher than fourth quarter 2006 primarily due to improved pricing offsetting overall lower shipment volumes and unfavorable mix. Fourth quarter 2007 operating income of $2.1 million was $0.8 million lower than fourth quarter 2006 operating income. This was due to volume shortfalls and higher resin costs which more than offset gains from manufacturing productivity and improved pricing.

As a result of generally soft market conditions, Performance Packaging 2007 net sales were $10.0 million, or 8.9 percent, less than 2006. Year on year, 2007 operating income was $3.6 million, or 36.5 percent, less than 2006 operating income.

Other (Unallocated)
Other (Unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (Unallocated) costs increased $1.8 million in fourth quarter 2007 compared to fourth quarter 2006. Fourth quarter 2007 included increased deferred compensation expense and increased incentive compensation expense in comparison to the same quarter of 2006.

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com

Appleton Reports Fourth Quarter and 2007 Results March 10, 2008	page 4

Balance Sheet
Capital spending during fourth quarter 2007, including Bemrose, totaled $26.1 million, bringing the year-to-date total to $54.5 million. Year-to-date spending on the West Carrollton expansion project was $31.5 million. Capital spending in 2006 was $36.5 million.

During fourth quarter 2007, Appleton repurchased $12.1 million, plus interest, of its 8.125% senior notes payable due June 15, 2011 and the remaining $7.0 million, plus interest, of its 12.5% senior subordinated notes payable due December 15, 2008. Appleton also made semi-annual interest payments totaling $13.7 million. Total debt on the balance sheet as of December 29, 2007 was $544.2 million in comparison to $531.3 million on the balance sheet as of December 30, 2006. During 2007, $28.6 million of Paperweight Development Corp. redeemable common stock was repurchased, an increase of $1.5 million over repurchases in 2006.

Earnings release conference call
Appleton will host a conference call to discuss its fourth quarter and 2007 results Tuesday, March 11 at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through April 9.

About Appleton
Appleton creates product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,000 people and is 100 percent employee owned. For more information visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2007 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly-owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facility and senior and senior subordinated notes.

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com

Appleton Reports Fourth Quarter and 2007 Results March 10, 2008	page 5

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	December 29, 2007	December 30, 2006

Net sales	$240,883	$235,955
Cost of sales	184,737	179,331

Gross profit	56,146	56,624

Selling, general and administrative expenses	47,806	44,427
Restructuring and other charges	3	593

Operating income	8,337	11,604

Other expense (income)
Interest expense	12,031	12,116
Debt extinguishment expenses	44	-
Interest income	(799)	(270)
Foreign exchange loss (gain)	189	(69)

Loss from continuing operations before income taxes	(3,128)	(173)

Provision for income taxes	20	384

Loss from continuing operations	(3,148)	(557)

Discontinued operations
(Loss) income from discontinued operations, net of income taxes	(8,615)	80

Net loss	$(11,763)	$(477)

Other Financial Data:

Depreciation and amortization of intangible assets, including Bemrose	$25,135	$18,813

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com

Appleton Reports Fourth Quarter and 2007 Results March 10, 2008	page 6

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the Year Ended	For the Year Ended
	December 29, 2007	December 30, 2006

Net sales	$963,240	$973,655
Cost of sales	733,738	732,603

Gross profit	229,502	241,052

Selling, general and administrative expenses	177,275	179,671
Restructuring and other charges	1,445	2,161

Operating income	50,782	59,220

Other expense (income)
Interest expense	48,943	49,186
Debt extinguishment expenses	1,185	-
Interest income	(2,681)	(903)
Foreign exchange gain	(1,112)	(513)

Income from continuing operations before income taxes	4,447	11,450

Provision for income taxes	253	633

Income from continuing operations	4,194	10,817

Discontinued operations
(Loss) income from discontinued operations, net of income taxes	(10,501)	528

Net (loss) income	$(6,307)	$11,345

Other Financial Data:

Depreciation and amortization of intangible assets, including Bemrose	$78,328	$75,755

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com

Appleton Reports Fourth Quarter and 2007 Results March 10, 2008	page 7

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 29,	December 30,
	2007	2006

Cash and cash equivalents	$44,838	$19,975
Other current assets	253,050	265,964
Assets of discontinued operations	36,731	38,982
Total current assets	334,619	324,921

Property, plant and equipment, net	393,742	398,202

Other long-term assets	317,401	218,845
Assets of discontinued operations	57,646	74,155

Total assets	$1,103,408	$1,016,123

Other current liabilities	$171,795	$156,374
Liabilities of discontinued operations	21,685	26,482
Total current liabilities	193,480	182,856

Long-term debt	539,105	522,399

Other long-term liabilities	244,440	178,356
Liabilities of discontinued operations	20,750	14,941
Total long-term liabilities	265,190	193,297

Total equity	105,633	117,571

Total liabilities & equity	$1,103,408	$1,016,123

825 East Wisconsin Avenue      P.O. Box 359       Appleton, WI      54912-0359      920-734-9841      appletonideas.com